Exhibit 10.1

SBI GUARANTEE

This SBI GUARANTEE, dated as of March 30, 2005 (this “Guarantee”), is made by Susquehanna Bancshares, Inc., a Pennsylvania corporation (“SBI”) in favor of (i) SB Pennsylvania Company LLC, a Delaware limited liability company, (ii) SB New Jersey Company LLC, a Delaware limited liability company, (iii) SB Maryland Company A LLC, a Delaware limited liability company, (iv) SB Maryland Company B LLC, a Delaware limited liability company, (v) SB Maryland Company C LLC, a Delaware limited liability company, (vi) SB Maryland Company D LLC, a Delaware limited liability company (the Persons identified in clauses (i) through (vi) are each a “Transferor” and, collectively, the “Transferors”), and (vii) Susquehanna Auto Lease Trust 2005-1, a Delaware statutory trust (the “Issuer” and, together with the Transferors, the “Beneficiaries”).

SECTION 1.Definitions. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in Appendix A to the Indenture dated as of March 30, 2005 between the Issuer and JPMorgan Chase Bank, N.A., as indenture trustee.

SECTION 2.Undertaking.

(a)	SBI unconditionally and irrevocably guarantees the full and prompt payment and punctual performance of and compliance with all obligations and terms of the Transaction Documents to which each Sponsor is a party (as the same may be amended, modified or supplemented) to be performed by such Sponsor (including its obligations as Seller) thereunder (collectively, the “Sponsor Obligations”).

(b)	SBI unconditionally and irrevocably guarantees the full and prompt payment and punctual performance of and compliance with all obligations and terms of the Transaction Documents to which Hann Financial is a party (as the same may be amended, modified or supplemented), to be performed by Hann Financial (including its obligations as Servicer) thereunder (collectively, the “Hann Obligations”); provided, however, that SBI’s liability under this Guarantee with respect to the Servicer’s indemnity obligations under the Third-Party Indemnity Provisions (as described in Section 2(c) below) shall be limited to the SBI Capped Guaranteed Amount (as described in Section 2(c) below) and otherwise as specified in Section 2(c) below (the Hann Obligations which are guaranteed under this Guarantee being herein collectively referred to as the “Guaranteed Hann Obligations”). In no event shall SBI be required to pay any amount under this Guarantee in respect of the Third Party Indemnity Provisions unless and until such amount shall have become due and payable by Hann Financial or an insurance company and such amount shall not have been paid by Hann Financial or such insurance company within thirty (30) days after the applicable due date.

(c)

Calculation of SBI Capped Guaranteed Amount. The “SBI Capped Guaranteed Amount”, as used in this Guarantee at any time, shall be equal to the excess of $25 million over the sum of (a) all amounts previously paid by SBI under this Guarantee in respect of the Third Party Indemnity Provisions, (b) all amounts previously paid by Hann Financial in respect of the Third Party Indemnity Provisions and (c) all amounts previously paid by insurance companies in respect of claims by third parties which, if not paid by such insurance companies, would be required to be indemnified by Hann Financial under the Third Party Indemnity Provisions. The “Third Party Indemnity Provisions” shall mean the indemnity obligations owed by Hann Financial pursuant to clause (iii) of Section 7.15 of the Transaction SUBI Servicing Supplement or clause (ii) of Section 2.7(g) of the Servicing Agreement, provided that, in each case, the third party indemnification obligation relates to a vicarious liability claim arising out of the ownership of a Leased Vehicle. For the avoidance of doubt, in no event shall SBI have any liability under this Guarantee on account of any third party indemnity obligation owed by Hann Financial which does not arise out of a vicarious liability claim against Hann Financial related to the ownership of a Leased Vehicle.

(d)	SBI hereby expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that any Beneficiary or any other entity file claims in the event of the failure of Hann Financial to perform and observe the Hann Obligations or the failure of the Sponsors to perform and observe the Sponsor Obligations.

(e)	The undertakings contained in this Guarantee shall be unconditional and continuing and, as such, shall remain operative and in full force and effect until the Notes shall have been repaid in full and all of the Guaranteed Hann Obligations and the Sponsor Obligations shall have been duly performed.

(f)	If at any time the due performance of any of the Guaranteed Hann Obligations or the Sponsor Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of either the Issuer, the Transferors, the Sponsors or the Servicer or otherwise, the obligations of SBI hereunder shall be reinstated at such time as though such performance and observance had not been made.

(g)	For the avoidance of doubt, the Hann Obligations shall not include any covenants, agreements or obligations of any successor Servicer other than Hann Financial.

(h)	This Guarantee shall be a continuing, absolute, irrevocable and unconditional guaranty and shall remain in full force and effect as to SBI until such time as the Guaranteed Hann Obligations and the Sponsor Obligations are indefeasibly paid and performed in full.

(i)

SBI hereby agrees that neither (a) the exercise or the failure to exercise by any Beneficiary of any rights or remedies conferred on it under the Transaction Documents; (b) the commencement of an action at law or the recovery of a judgment at law against Hann Financial or a Sponsor and the enforcement thereof through levy or execution or otherwise; (c) the taking or institution of any other action or proceeding against Hann Financial or a Sponsor; (d) any delay in taking or pursuing or exercising any of the foregoing actions, rights, powers or remedies (even though requested by SBI) by any Beneficiary or anyone acting for a Beneficiary; (e) the acceptance of any additional security or other guaranty, the advance of additional money to Hann Financial or a Sponsor or any other Person, the renewal or extension of any amounts guaranteed hereby, or the sale, release, substitution or exchange of any security for the amounts guaranteed hereby; (f) the impossibility or illegality of performance on the part of Hann Financial or a Sponsor or any other Person of its obligations under the Transaction Documents; (g) any amendment, compromise, release or consent or other action or inaction in respect of any of the terms of any of the Transaction Documents (other than any such amendment, compromise, release or consent or other action which, by its terms, expressly modifies the terms and provisions hereof); (h) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Hann Financial or a Sponsor or any of its respective Subsidiaries; (i) the consolidation or merger of Hann Financial or a Sponsor or any of its respective Subsidiaries with or into any other corporation or corporations or any sale, lease or other disposition of Hann Financial’s or a Sponsor’s or any of its respective Subsidiaries’ properties as an entirety or substantially as an entirety to any other corporation; (j) the absence of any notice to, or knowledge by, SBI of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (i); (k) any other act or delay or failure to act, which may or might in any manner or to any extent vary the risk of SBI hereunder; (l) any lack of validity or enforceability or the discharge or disaffirmance by Hann Financial or a Sponsor or any other person, including a trustee in bankruptcy, of the obligations; nor (m) any failure to obtain any governmental action or give notice to any governmental authority in connection with the Guaranteed Hann Obligations or the Sponsor Obligations, shall extinguish or affect the obligations of SBI hereunder, but SBI shall be and remain liable to the extent provided herein for all Guaranteed Hann Obligations and Sponsor Obligations until they shall have been fully paid, notwithstanding the previous discharge (total or partial) from further liability of Hann Financial (whether pursuant to the Transaction Documents or otherwise) or the existence of any bar (total, partial or temporary) to the pursuit by SBI of any right or claim to indemnity against Hann Financial or a Sponsor or any right or claim to be subrogated to the rights or claims of any Beneficiary against Hann Financial or a Sponsor or to the rights or claims of any Beneficiary in and to the Transaction SUBI, the beneficial interest in the Transaction Units or any Transaction Documents resulting from any action or failure or omission to act or delay in acting by any Beneficiary, or anyone entitled to act in its place.

(j)	No delay or omission of any Beneficiary to exercise or enforce any right, power or remedy afforded by or permitted under any Transaction Document or hereunder or existing at law or otherwise accruing upon any event of default under any Transaction Document shall impair any such right, power or remedy, or shall be construed to be a waiver of any such event of default or an acquiescence therein or to discharge or in any way affect the obligations of SBI hereunder.

(k)	Any amounts received by a Beneficiary from whatsoever source on account of the Guaranteed Hann Obligations or the Sponsor Obligations may be applied by it toward the payment of such of the Guaranteed Hann Obligations or the Sponsor Obligations, and in such order of application, as such Beneficiary may from time to time elect; and, notwithstanding any payments made by or for the account of SBI pursuant to this Guarantee, SBI shall not be subrogated to any rights of any Beneficiary until such time as this Guarantee shall have been discontinued as to SBI and all Beneficiaries shall have received payment of the full amount and performance in full of all Guaranteed Hann Obligations and the Sponsor Obligations and of all obligations of SBI hereunder.

SECTION 3.Representations and Warranties of SBI. SBI hereby represents and warrants to the Beneficiaries that, as of the date hereof:

(a)	Organization and Power. SBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to conduct its business as now conducted, to sell its properties and to execute, deliver and perform its obligations under this Guarantee. SBI is duly qualified to do business and is in good standing in (i) the Commonwealth of Pennsylvania and (ii) each other jurisdiction in which its business is conducted, except, in the case of clause (ii) above, where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on SBI.

(b)	Authorization, Execution and Validity. This Guarantee has been duly authorized by all necessary corporate action on the part of SBI and has been duly executed and delivered by SBI and (assuming the due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of SBI, enforceable against SBI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’, mortgagees’ or lessors’ rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)	No Conflict. The execution, delivery and performance by SBI of this Guarantee and compliance by SBI with its obligations hereunder do not (i) require any approval of the shareholders of SBI or any approval or consent of any trustee or holder of any indebtedness or obligation of SBI, other than such consents and approvals as have been obtained, (ii) contravene any applicable law, (iii) breach or contravene SBI’s organizational documents; or (iv) contravene or result in any breach of or creation of any Adverse Claim upon any property of SBI under any indenture, mortgage, loan agreement, lease or other agreement or instrument to which SBI is a party or by which SBI or any of its properties is bound.

(d)	Applicable Law. SBI is in compliance with all applicable laws and governmental actions, the failure to comply with which would have a Material Adverse Effect.

(e)	Governmental Actions. No governmental action on the part of SBI is required in connection with the execution, delivery and performance by SBI of this Guarantee.

(f)	Litigation. There is no action, suit or proceeding pending or, to the knowledge of SBI, threatened against SBI before or by any Governmental Authority that (i) questions the validity or enforceability of this Guarantee or (ii) would have a Material Adverse Effect on SBI. SBI is not in default with respect to any order of any Governmental Authority, the default under which would have a Material Adverse Effect on SBI.

SECTION 4. Miscellaneous. (a) SBI hereby confirms that concurrently with the execution and delivery of this Guarantee, the Issuer has executed and delivered to the Indenture Trustee the Indenture, which, among other things, assigns as collateral security and grants a security interest in favor of the Indenture Trustee in and to this Guarantee and the other properties of the Trust Estate, to which assignment pursuant to the Indenture SBI hereby consents.

(b)	SBI agrees that any payment required to be made hereunder shall be made without set-off or counterclaim.

(c)	This Guarantee shall bind and inure to the benefit of the Beneficiaries and their respective successors and assigns (including, without limitation, the Indenture Trustee).

(d)	THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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IN WITNESS WHEREOF, Susquehanna Bancshares, Inc. has executed this Guarantee as of the date first written above.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Drew K. Hostetter
Name:	Drew K. Hostetter
Title:	Chief Financial Officer